Exhibit 10.25

Executive Officer Compensation Schedule

On February 22, 2007, the Compensation Committee of the Board of Directors of Westlake Chemical Corporation (the “Company”) set 2007 base salaries and bonus targets for certain executive officers of the Company named below and determined the amount of 2006 bonuses payable in 2007 to such executive officers.

Name/Position	2007 Annual Base Salary	2007 Bonus Target (% of Base Salary)	2006 Bonus Payable in 2007
Albert Chao President and Chief Executive Officer	$740,000	75%	$798,336
James Chao Chairman of the Board	$530,000	75%	$586,278
Wayne D. Morse Sr. Vice President Vinyls	$310,000	45%	$219,697
David R. Hansen Sr. Vice President Administration	$295,000	45%	$185,782
Stephen Wallace Vice President General Counsel & Secretary	$295,000	40%	$149,921

The 2007 bonus targets set forth above relate to the Company’s EVA Incentive Plan (the “EVAIP”). The EVAIP provides for awards that are principally contingent upon the attainment of specific targeted EVA® results. EVA, or “economic value added,” is a measure of financial performance based upon the achievement of returns for shareholders above the invested cost of capital. Under the plan, if the expected improvement in EVA is met in 2007, participants will be awarded a cash bonus equal to one times their target bonus. This is referred to as a 1X bonus. If 2007 results exceed the expected improvement, awards will be granted at a rate corresponding to the rate of increase above expectation. Similarly, if 2007 results do not meet the expected improvement, the awards will be correspondingly lower. The gross EVA declared bonus is subject to modification by an Individual Performance Factor as recommended by management and approved by the Compensation Committee of the Board of Directors.